FOOD TECHnology Service, Inc.
Dedicated to Preventing Food-Borne Illness





                                                      November 18, 1997



Mr. Frank Fraser
MDS Nordion
447 March Road
Kanata, Ontario K2K 1X8

Reference:   Equity Investments in Food Technology Service, Inc.

Dear Frank:

         We acknowledge receipt of US $25,000 on November 18, 1997.

         We appreciate your participation in our organization and this letter confirms that your ability to convert this $25,000 loan into 31,250 shares at US $0.80 in the capital of FTSI be at your option.

                                        Yours very truly,
                                        FOOD TECHNOLOGY SERVICE, INC.



                                        by:
                                             Pete Ellis, President & CEO



cc:  B. Butler
     C. McGuire